Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 67 to Registration Statement No. 002-74808 on Form N-1A of our report dated May 10, 2013 relating to the financial statements and financial highlights of Treasury Only Portfolio, Treasury Portfolio and Government Portfolio, each a fund of Fidelity Colchester Street Trust, appearing in the Annual Report on the Form N-CSR of Fidelity Colchester Street Trust for the year ended March 31, 2013, and to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is a part of such Registration Statement.

/s/Deloitte & Touche LLP
Boston, Massachusetts
March 12, 2014